MYLAN LABORATORIES INC.
                              1030 Century Building
                               130 Seventh Street
                         Pittsburgh, Pennsylvania 15222

                    Notice of Annual Meeting of Shareholders
                             Thursday, July 27, 2000
                            10:00 a.m., Eastern Time
                                       at
                      David L. Lawrence Convention Center,
                                   South Hall
                                1001 Penn Avenue
                            Pittsburgh, Pennsylvania


                                                          June 16, 2000

DEAR SHAREHOLDER:

     You are cordially invited to attend the 2000 Mylan Laboratories Inc. Annual Meeting of Shareholders to:

     o    [Proposal No. 1] Elect seven directors

     o    [Proposal No. 2] Approve an Employee Stock Purchase Plan

     o [Proposal No. 3] Approve the appointment of Deloitte & Touche LLP as independent auditors for 2001

     o    Conduct other business properly brought before the meeting

     If you plan to attend, please complete and return the enclosed reservation card. Shareholders of record at the close of business May 1, 2000 may vote at the meeting.

     Your vote is important. Whether you plan to attend or not, please sign, date and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

     I look forward to seeing you at the meeting.

                                          Sincerely,


                                          MILAN PUSKAR
                                          Chairman and Chief Executive Officer

                             MYLAN LABORATORIES INC.



                                 Proxy Statement
                                       for
                         Annual Meeting of Shareholders
                           to be held on July 27, 2000




                                TABLE OF CONTENTS

  Notice of Annual Meeting...........................................    Cover


Attendance and Voting Matters........................................        1


The Mylan Board of Directors.........................................        2


     [Proposal No. 1--Elect Seven Directors]..........................       2


Performance Graph                                                            4


Report of the Compensation Committee on Executive Compensation.......        5


Executive Compensation Tables........................................        8


Employee Stock Purchase Plan.........................................       10


     [Proposal No. 2--Approve an Employee Stock Purchase Plan]........      10


Mylan Stock Owned by Officers and Directors..........................       10


Persons Owning more than Five Percent of Mylan Stock.................       11


Appointment of Deloitte & Touche LLP.................................       11


     [Proposal No. 3-- Approve the appointment of Deloitte & Touche LLP]

Other Matters .......................................................       12



The approximate date of the mailing of this proxy statement is June 23, 2000.


                          ATTENDANCE AND VOTING MATTERS


Reservations

     If you plan to attend the meeting, we request that you complete and return the enclosed reservation card by July 13, 2000.


Voting Methods

     You can vote on matters to come before the meeting in three ways:

      o    You can come to the Annual Meeting and cast your vote there; or

      o    You can vote electronically over the Internet; or

      o You can vote by signing and returning the enclosed proxy card by mail. If you do so, the individuals named on the card will vote your shares in the manner you indicate.

     Each share of Mylan stock you own entitles you to one vote. As of May 1, 2000, there were 130,329,602 shares of Mylan common stock outstanding.


Giving your Proxy to Someone Other than Individuals Designated on the Card

     If you want to give your proxy to someone other than individuals noted on the proxy card, you may do so by crossing out the names of those individuals and inserting the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy at the Annual Meeting.


The Quorum Requirement

     A quorum of shareholders is necessary to hold a valid meeting. If the holders of a majority of Mylan common stock are present in person or by proxy, a quorum will exist. Abstentions are counted as present for establishing a quorum.


Vote Necessary for Action

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. Other action is by an affirmative vote of the majority of the shares present at the meeting.

                          THE MYLAN BOARD OF DIRECTORS

Election of Directors

                     [Proposal No. 1--Elect Seven Directors]

     We have a single class of directors who are elected to serve for one-year terms. If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

     The following individuals have been nominated to serve on the Board of Directors.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.
                                               ---

                                                                                             Director
Name                      Principal Occupation                                          Age   Since
----                      --------------------                                           ---   -----
Milan Puskar              Chairman of the Board and C.E.O. of Mylan                      65    1976


Dana G. Barnett           Executive Vice President of Mylan                              59    1982


Laurence S. Delynn        Retail Consultant                                              75    1975


John C. Gaisford, M.D.    Director of Burn Research, West Penn Hospital                  84    1992


Douglas J. Leech          Chairman, President and C.E.O. Centra Bank, Inc.               45    2000
                          and Centra Financial Holdings, Inc.

Patricia A. Sunseri       Vice President of Investor and Public Relations of Mylan       60    1997


C.B. Todd                 Retired; Formerly Senior Vice President of Mylan               66    1993


     Mr. Puskar was employed by Mylan from 1961 to 1972 and served in various positions, including Secretary-Treasurer, Executive Vice President and a member of the Board of Directors. Mr. Puskar served as Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc. from 1972 until 1975 and as a partner of Elan Corporation in Dublin, Ireland from 1975-1976. In 1976, Mr. Puskar returned to Mylan and served as President. In 1980 he became Vice Chairman of the Board of Directors, in 1993 Mr. Puskar became Chairman of the Board, Chief Executive Officer and President. As of March 2000, Mr. Puskar serves as Chairman and Chief Executive Officer. Currently, Mr. Puskar is also a Board member of the West Virginia University Foundation, Morgantown, West Virginia and serves on the Board of Directors for Duquesne University, Pittsburgh, Pennsylvania.

     Mr. Barnett was employed by Mylan in 1966. Since that time he has held various management positions with the manufacturing subsidiary of Mylan. His responsibilities have covered production, quality control and product development. Mr. Barnett became Vice President in 1974, Senior Vice President in 1978 and Executive Vice President in 1987. He was elected President and Chief Executive Officer of Somerset Pharmaceuticals, Inc., a joint-venture of Mylan, in June 1991, and in August of 1995 he was elevated to Chairman and Chief Executive Officer of Somerset Pharmaceuticals, Inc.

     Mr. Delynn, is a Retail Consultant, as well as Director Emeritus of One Valley Bank, Morgantown, West Virginia.

     Dr. Gaisford has been engaged for over five years as Director of Burn Research at West Penn Hospital, Pittsburgh, PA.

     Mr. Leech has served as Chairman, CEO and President of Centra Bank, Inc. and Centra Financial Holdings, Inc. since June of 1999. Previously he served as President-Southeast Region of Huntington National Bank.

     Mrs. Sunseri has served as a Director of Mylan since April 1997, as the Vice President of Investor and Public Relations of Mylan since 1989 and as the Director of Investor Relations of Mylan from 1984 to 1989.

     Mr. Todd was employed by Mylan from 1970 until his retirement in 1999. Prior to assuming the position in 1987 as Senior Vice President, Mr. Todd served as Vice President-Quality Control. He also served as President of Mylan Pharmaceuticals Inc., a subsidiary of Mylan, until his retirement in 1999.

Board Meetings and Committees

     In fiscal 2000, our full Board met eight times. In addition to meetings of the full Board, directors attended meetings of individual Board committees and often considered issues separate from these meetings. All of the directors attended at least 75% of the Board and committee meetings held in fiscal 2000.

     The Board has an Audit Committee, a Compensation Committee, a Governance and Nomination Committee and certain other committees.

     The Audit Committee reviews the preparations for and scope of the annual audit of Mylan's financial statements, makes recommendations as to the retention of independent auditors and as to their fees, and other duties relative to the financial statements of Mylan. The Audit Committee is comprised of Mr. Delynn, Dr. Gaisford and Mr. Leech. The Audit Committee met on one occasion during fiscal 2000.

     The Compensation Committee (which also serves as the Stock Option Committee) has responsibility for establishing compensation policies and objectives, determining the compensation payable to the Chief Executive Officer and awarding stock options to employees. The Compensation Committee is comprised of Mr. Delynn and Dr. Gaisford. The Compensation Committee met twice during fiscal 2000.

     The Governance and Nomination Committee is responsible for nominating candidates for election to the Board at the annual shareholders' meeting or upon the occurrence of any vacancy on the Board. Mr. Puskar, Dr. Gaisford, and Mr. Leech serve as members of the Nominating Committee. The Nominating Committee met on two occasions during fiscal 2000.


Compensation of Directors

     Three of Mylan's directors (Mr. Puskar, Mr. Barnett and Mrs. Sunseri) were executive officers of Mylan throughout fiscal 2000 and did not receive any additional compensation for serving as directors of Mylan. Mr. Todd, formerly President of Mylan Pharmaceuticals Inc. until his retirement in April 1999, received no compensation for serving on the board. The person who served as Mylan's non-employee directors during fiscal 2000 (Mr. Delynn, Dr. Gaisford and Mr. Smiley) earned director's fees of $18,000 in fiscal 2000 and Mr. Smiley received an additional fee of $18,000 for serving on Mylan's Executive Committee and as Secretary. Mr. Smiley resigned from Mylan's board effective December 31, 1999 but continues to serve as Mylan's Secretary. Mr. Smiley has been associated with Doepkin Keevican & Weiss (counsel to Mylan) since 1992.

     Under service benefit agreements entered into with Mylan, Mr. Delynn, Dr. Gaisford and Mr. Smiley are entitled to receive $18,000 annually, payable in monthly installments for a 10 year period from the date of their termination of service to Mylan. Upon the death or at the election of the director, the aggregate amount of any unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.


Certain Transactions

     Douglas J. Leech serves as the Chairman, CEO and President of Centra Bank, Inc. The Company has deposited $10 million in a commercial account with Centra Bank, Inc., which deposit represents in excess of 20% of the bank's total deposits and capital. Milan Puskar serves on the board of directors of Centra Bank, Inc.

                                PERFORMANCE GRAPH

     Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended March 31, 2000 of $100 invested March 31, 1995 in the Company's common stock and the common stock of the companies comprising the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG MYLAN LABORATORIES INC., THE S&P 500 INDEX
                     AND THE DOW JONES PHARMACEUTICALS INDEX



March 31,                 1995      1996      1997      1998     1999    2000

Mylan                    100.00     99.93    70.87    111.41    133.63  134.87

S&P 500                  100.00    132.11   158.30    234.27    277.52  327.32

Dow Jones                100.00    155.10   198.84    341.46    452.29  379.54
Pharmaceuticals Index

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

Compensation Policies

     For fiscal 2000,  Mylan's  compensation  program  consisted of base salary,
short-term  incentive  compensation,   stock  options  and  long-term  incentive
compensation.

     The Committee believes this compensation program was a significant factor contributing to Mylan's success this past year, including net earnings of $154,246,000 or $1.18 per share diluted.


The Compensation Committee

     The Compensation Committee is charged with responsibility for:

     o establishing the objectives and policies governing the compensation of Mylan's employees generally,

     o determining the amount of compensation payable annually to the Chairman and Chief Executive Officer and any other executive officer of Mylan whose annual compensation is subject to the limitations of
          Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"),

     o    awarding stock options to employees of Mylan, and

     o making such recommendations to the Board as it deems appropriate concerning Mylan's compensation of employees and its award of stock options.

     Generally, the actions of the Compensation Committee do not require the approval of the full Board to become effective.

     Mylan's executive compensation policy is to:

     o provide compensation to employees at such levels as will enable Mylan to attract and retain employees of the highest caliber,

     o    compensate   employees  in  a  manner  best  calculated  to  recognize
          individual, group and Company performances, and

     o seek to align the interests of the employees with the interests of Mylan's shareholders.

     The Board and the Compensation Committee have taken actions designed to increase Mylan's opportunity to deduct all compensation paid to highly compensated officers for federal income tax purposes. However, neither the Board nor the Compensation Committee believes that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1 million and the compensation is not deductible.


Executive Bonus Plan

     In a prior fiscal year, the Committee reviewed and considered numerous proposals for establishing objective performance-based criteria to award the Chairman and Chief Executive Officer of Mylan and any other executive officers who are determined by the Committee to be eligible to receive a bonus based on such criteria. Among the criteria considered by the Committee in establishing an Executive Bonus Plan were (1) earnings per share above fixed benchmarks, (2) earnings per share above prior year's earnings per share, (3) stock prices reaching certain benchmarks, (4) percentage increases in stock prices, (5)
approval by the Food and Drug Administration ("FDA") of a fixed number of applications submitted by Mylan, (6) sales above fixed benchmarks and (7) sales above prior year's sales.

     The Committee concluded that using earnings per share above fixed benchmarks provides the most meaningful objective measure of Mylan's performance and provides an appropriate vehicle for rewarding the Chairman and Chief Executive Officer and other executives participating in the Executive Bonus Plan. The other alternatives considered were dismissed by the Compensation Committee for the following reasons:

     First, as to earnings per share in excess of prior year's earnings, factors beyond the control of the executives (such as the onset of a recessionary environment in the pharmaceutical industry or sharply higher costs resulting from implementation of new government regulations relating to the approval or marketing of drugs) could make a comparison with prior year's earnings meaningless. For example, the exemplary performance by an executive in the face of sharply higher costs due to new governmental burdens could go unrewarded if a comparison with prior year's earnings were made. Further, the comparison of current earnings with those of a prior period could operate as a disincentive for the executive to approve new ventures, to enter into new markets, to introduce new products or to seek new merger, acquisition or joint-venture opportunities if the start-up costs associated therewith would reduce earnings in the short term.

     Second, as to stock prices, the Compensation Committee was concerned that stock prices are subject to fluctuation based on general economic factors, interest rates, the national and international political climate, trade balances and other factors which bear no relationship to the effectiveness of an executive or the performance of a particular corporation. Consequently, the Compensation Committee did not believe that use of stock prices alone would be an appropriate way to create incentives for its executives.

     Third, measuring performance through FDA approvals appeared to the Compensation Committee to be too imperfect a measure of performance in that the groundwork for an approval could precede the approval by a considerable time, the timing of approvals is too uncertain, and the number of expected approvals in any period of time is too small a class.

     Finally, the Compensation Committee felt that sales provided the best method of measuring Mylan's performance next to earnings. However, in that a measure based on sales alone does not provide an incentive to executives to control costs, the Compensation Committee felt that this measure provided a less satisfactory measure of performance than earnings.

     Accordingly, the Compensation Committee approved the Executive Bonus Plan, subsequently approved by the shareholders of Mylan, which provides for awards to participating executives of cash bonuses of an amount fixed by the Compensation Committee of up to $100,000 per $.01 by which earnings per share exceed benchmarks fixed by the Compensation Committee. Although broad latitude is afforded to the Compensation Committee to fix the benchmarks and amount of the award per $.01 increase, the bonuses payable to any executive cannot exceed $1,500,000 per annum under the Executive Bonus Plan and the aggregate amount of bonuses payable thereunder in any fiscal year to all participating executives cannot exceed $2,500,000.


Compensation of Executive Officers

     During fiscal 2000, the salaries of executive officers other than the Chairman and Chief Executive Officer were determined by Milan Puskar. Mr. Puskar made his determinations based upon various subjective factors such as the responsibilities, positions, qualifications, individual performances and years of service with Mylan of such executives. In making this determination, Mr. Puskar did not undertake a formal survey or analysis of the compensation paid to executives in other companies. These salaries are not tied to Mylan's performance. The bonuses of executive officers other than the Chairman and Chief Executive Officer were awarded by Mr. Puskar based upon his perception of each officer's contribution to Mylan's success. Mr. Puskar neither undertook to conduct a formal survey or analysis of the bonuses awarded (or total compensation packages offered) by other pharmaceutical companies nor established numerical goals or targets in determining these bonuses. See also "Employment Contract and Termination of Employment and Change-in-Control Arrangements," below.

Compensation of Chief Executive Officer

     The Compensation Committee did not consider any adjustments to the salary of Milan Puskar, Mylan's Chairman and Chief Executive Officer, in fiscal 2000, which was continued at the fiscal 1999 level. In order to create a performance-based reward intended to be fully deductible by Mylan for federal income tax purposes, as well as serving as an incentive to Mr. Puskar to seek to maximize earnings for the balance of the fiscal year, in June 1999 the Compensation Committee awarded a bonus to Mr. Puskar under the Executive Bonus Plan of $50,000 for each $.005 that earnings for the second, third and fourth quarters for fiscal 2000 in the aggregate exceeded $.53 per share, not to exceed $500,000. The Compensation Committee reported that it had selected this benchmark in light of numerous factors and considerations, including identified developments in the pharmaceutical industry, the status of Mylan's own efforts to obtain FDA approvals and its negotiation of business arrangements. The benchmark was met in fiscal year 2000 by Mylan, and Mr. Puskar was granted a bonus of $500,000 for his services. See also "Employment Contract and Termination of Employment and Change-in-Control Arrangements," below.


Submission of Report

     This report on executive compensation is submitted by the members of the Compensation Committee, Laurence S. Delynn and John C. Gaisford.


Compensation Committee Interlocks and Insider Participation

     Laurence S. Delynn and John C. Gaisford are members of the Compensation Committee and served in that capacity throughout fiscal 2000. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors or its Compensation Committee.


Employment Contract and Termination of Employment and Change-in-Control Arrangements

     Mylan entered into an employment contract with Mr. Puskar on April 28, 1983 which specifies his respective duties and provides for ordinary insurance and health benefits as provided for Mylan's salaried employees. This employment contract originally called for a term expiring on March 31, 1988, and since this date has been continued on a year-to-year basis subject to termination by either Mylan or the executive at any time. Salary and bonuses under this employment contract are determined by Mylan's Board of Directors. Mr. Puskar's employment contract provides for continued payments of salary for a period of one year following any termination of his employment contract by Mylan.

     The Salary Continuation Plan referred to in the notes to the "Summary Compensation Table" provides for the payment of post-retirement compensation pursuant to agreements with key employees, including executive officers, over a period not exceeding fifteen years, as more fully described in such Note. Mylan has no other compensatory plan or arrangements resulting from the resignation, retirement or other termination (including any termination or change in responsibility following a change-in-control) of an executive officer's employment with Mylan or its subsidiaries.

                          EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth information regarding the compensation paid by Mylan and its subsidiaries in the past three fiscal years to the Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"):

                                                                                   Long-Term Compensation
                                                             Annual Compensation   ------------------------
                                                              ------------------   Options/    All Other
                                            Fiscal Year       Salary      Bonus     SARs(1)  Compensation(2)
Name and Principal Position                 Ended March 31,     ($)        ($)        #            ($)
---------------------------                 ---------------  ---------   -------   -------       -------
Milan Puskar,                                    2000        1,000,000   500,000       -0-       692,400
Chairman of the Board, C.E.O.,                   1999        1,000,000   500,000       -0-       686,000
President and Director                           1998        1,000,000   500,000   100,000       681,500


Dana G. Barnett,                                 2000          200,000       -0-       -0-       407,800
Executive Vice President and Director (3)        1999          200,000       -0-       -0-       403,400
                                                 1998          200,000       -0-    80,000       402,400


Roderick P. Jackson,                             2000          225,000   250,000       -0-       540,800
Senior Vice President                            1999          225,000   250,000       -0-        85,600
                                                 1998          200,000   250,000    80,000        86,300


Louis J. DeBone,                                 2000          200,000   250,000       -0-        15,900
Senior Vice President                            1999          175,000   175,000       -0-        85,600
                                                 1998          144,500   175,000    60,000        86,300


Patricia A. Sunseri,                             2000          175,000   200,000       -0-        15,900
Vice President and Director                      1999          175,000   175,000       -0-        85,600
                                                 1998          144,500   175,000    60,000        86,300


(1) Mylan does not currently offer stock appreciation rights ("SARs") to its employees.

(2)  This column  includes (i) Mylan's  contributions  to the  Employees  Profit
     Sharing Plan and (ii) the amounts accrued by Mylan under the Salary Continuation Plan described below. During fiscal 2000, contributions to the Employees Profit Sharing Plan were made in the amount of $15,897 for each of Mr. Puskar, Mr. Barnett, Mr. Jackson, Mr. DeBone and Mrs. Sunseri, and amounts were accrued under the Salary Continuation Plan of $607,200, $364,300 and $524,900 for Mr. Puskar, Mr. Barnett and Mr. Jackson, respectively. Additionally, $69,300 and $27,600 of life insurance premiums were paid by Mylan for Mr. Puskar and Mr. Barnett, respectively, pursuant to split-dollar life insurance agreements with respective trusts. Neither the executive officers nor their respective trusts have any interest in the cash surrender value of the insurance policies subject to that agreement.

     Under the Salary Continuation Plan approved by the Board of Directors, Mylan entered into Retirement Benefit Agreements with various key employees, including each of the Named Executive Officers. These agreements provide for fixed annual payments to these executives over a 15-year period, in the case of Mr. Puskar and Mr. Barnett, and over a 10-year period, in the case of Mr. Jackson, Mr. DeBone and Mrs. Sunseri, commencing upon their termination of employment with Mylan. Upon the death following retirement or at the election of the executive, the aggregate amount of the unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

     The annual benefits awarded to the Named Executive Officers are as follows:

                               Retirement Other than      Retirement Due
                               Due to Disability           to Disability
                               ------------------         --------------
     Milan Puskar............       $433,300                 $500,000
     Dana G. Barnett.........       $260,000                 $300,000
     Roderick P. Jackson.....       $100,000                 $100,000*
     Louis J. DeBone.........       $100,000                 $100,000*
     Patricia A. Sunseri.....       $100,000                 $100,000*

     *Or retirement following a change of control of Mylan.

     If any of these executives dies prior to retirement, his or her beneficiaries will receive (under life insurance policies purchased by
     Mylan) lump sum payments; $1,645,000, in the case of Mr. Puskar, $1,500,000, in the case of Mr. Barnett, and $1,250,000, in the case of Mr. Jackson, Mr. DeBone and Mrs. Sunseri. In addition, if Mr. Puskar dies prior to his retirement, Mylan will pay his beneficiaries the additional sum of $1,600,000.

(3) The amounts for Mr. Barnett exclude payments made to Mr. Barnett by Somerset Pharmaceuticals, Inc., in which Mylan owns a 50% interest and operates as a joint-venture with another pharmaceutical company. Mr. Barnett serves as Somerset Pharmaceuticals, Inc.'s Chairman and Chief Executive Officer. In determining to include Mr. Barnett's compensation information in this table, the Company considered his compensation in the "All Other Compensation" column.


Option/SAR Grants in Fiscal 2000

     Mylan did not award any options or SARs to any of the Named Executive Officers in fiscal 2000.


     Aggregated   Option/SAR  Exercises  in  Fiscal  2000  and  Fiscal  Year-End
Option/SAR Values

     The following table sets forth information concerning the aggregate number and value of options held by Named Executive Officers as of March 31, 2000. Mylan does not currently offer SARs to its employees.

                                               Number of Securities     Value of Unexercised
                                               Underlying Unexercised       In-the-Money
                         Shares                   Options/SARs at          Options/SARs at
                        Acquired                 Fiscal Year End(#)      Fiscal Year End($)
                           on          Value        Exercisable/            Exercisable/
Name                    Exercise(#)   Realized($) Unexercisable(1)         Unexercisable(1)
                        ---------    ------------  ------------        ---------------------

Milan Puskar                0           0            100,000/0            $ 1,028,100/0

Dana G. Barnett             0           0            230,000/0            $ 3,147,480/0

Roderick P. Jackson         0           0            230,000/0            $ 3,147,480/0

Louis J. DeBone             0           0             97,500/0            $ 1,198,110/0

Patricia A. Sunseri         0           0             60,000/0            $  616,860/0


                          EMPLOYEE STOCK PURCHASE PLAN

            [Proposal No. 2--Approve an Employee Stock Purchase Plan]

Shareholder Approval

     The Board has approved, subject to shareholder approval, the Mylan Employee Stock Purchase Plan (the "ESPP"). We are requesting your approval of the ESPP.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
                                               ---


Purpose of ESPP

     The ESPP is intended to encourage investment in Mylan by its employees. The Board believes that employee ownership of Mylan will provide additional motivation to employees to endeavor to achieve success.


Eligibility

     All full-time/employees of Mylan or any of its subsidiaries who work at least 20 hours per week and have at least six months of continuous service are eligible to participate in the ESPP.


Manner of Investment

     Under this ESPP, employees may purchase Mylan's common stock through payroll deductions of 1% to 10% of the employee's base compensation. The amounts withheld will be accumulated and, at the end of each six month offering period, will be used to purchase Mylan's common stock. The purchase price will be 85% of the closing price of Mylan's common stock on the first or last day of each six month offering period, whichever is lower. Employees may elect to participate in the ESPP within 15 days prior to the beginning of each six month offering period.


Tax Aspects

     Employees will pay income tax on the amount of their salaries they have withheld to purchase Mylan stock, as well as on dividends reinvested through the ESPP.


                   MYLAN STOCK OWNED BY OFFICERS AND DIRECTORS

     The following table sets forth information regarding the amount and nature of common stock ownership by all directors and named executive officers, and all directors and executive officers as a group as of June 1, 2000.

  Name                                           Shares Beneficially Owned(1)

Milan Puskar (2)                                     2,550,000     1.97%
Dana G. Barnett (3)                                    305,972      *
Laurence S. Delynn (4)                                 358,000      *
John C. Gaisford, M.D. (5)                              72,877      *
Douglas J. Leech (6)                                    10,000      *
Patricia A. Sunseri (7)                                508,750      *
C.B. Todd (8)                                          595,339      *
Louis J. DeBone (9)                                    112,500      *
Roderick P. Jackson (10)                               253,500      *
                                                 ---------------------
All directors and executive officers as a Group      5,035,757  3.89%

* Less than 1%.

(1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shares power to vote or direct the voting of the securities or the sole or shares power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are preferred to herein as "currently exercisable."

(2) The shares beneficially owned by Mr. Puskar include (i) 2,450,000 shares held of record by him, and (ii) 100,000 shares issuable to him upon exercise of options at an exercise prices ranging from $16.688 to $17.75.

(3) The shares beneficially owned by Mr. Barnett, include (i) 75,972 shares held of record by him, and (ii) 230,000 shares issuable to him upon exercise of options at exercise prices ranging from $12.00 to $17.75.

(4) The shares beneficially owned by Mr. DeLynn include (i) 265,500 shares held of record by him, and (ii) 92,500 shares issuable to him upon exercise of options at exercise prices ranging from $12.00 to $25.00.

(5) The shares beneficially owned by Dr. Gaisford include (i) 8,877 shares held of record by him, and (ii) 64,000 shares issuable to him upon exercise of options at exercise prices range from $14.875 to $25.00.

(6) The shares beneficially owned by Mr. Leech include (i) 2,500 shares held of record by him, (ii) 7,500 shares issuable to him upon exercise of options at an exercise price of $25.00.

(7) The shares beneficially owned by Mrs. Sunseri include (i) 448,750 shares held of record by her, and (ii) 60,000 shares issuable to her upon exercise of options at exercise prices ranging from $16.688 to $17.75.

(8) The shares beneficially owned by Mr. Todd include (i) 365,339 shares held of record by him, and (ii) 230,000 shares issuable to him upon exercise of options at exercise prices ranging from $12.00 to $17.75.

(9) The shares beneficially owned by Mr. DeBone include (i) 15,000 shares held of record by him, and (ii) 97,500 shares issuable to him upon exercise of options at exercise prices ranging from $12.00 to $17.75.

(10) The shares beneficially owned by Mr. Jackson include (i) 23,500 shares held of record by him, and (ii) 230,000 shares issuable to him upon exercise of options at exercise prices ranging from $12.00 to $17.75.


              PERSONS OWNING MORE THAN FIVE PERCENT OF MYLAN STOCK

     The following table sets forth information regarding the amount and nature of common stock ownership by all persons known by management to beneficially own 5% or more of the common stock as of June 1, 2000. Mylan has no other classes of capital stock outstanding.

  Name and Address                      Shares Beneficially Owned
                                                   (1)
American Express Financial Advisors                     13,569,293
IDS Tower 10
Minneapolis, MN 55440

(1) To the knowledge of Mylan, American Express Financial Advisors owns all of these shares of record and holds the sole power to vote them.


                      APPOINTMENT OF DELOITTE & TOUCHE LLP

          [Proposal No. 3--Approve Appointment of Deloitte & Touche LLP as Independent Auditors for Fiscal 2001]

     The Board of Directors seeks from the shareholders an indication of their approval or disapproval of the Board's appointment of Deloitte & Touche LLP as independent auditors for fiscal 2001.

     Deloitte & Touche LLP served as the independent auditors of Mylan during fiscal 2000, and no relationship exists other than the usual relationship between independent public accountant and client.

     If the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2001 is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal 2001 will stand unless the Board finds other good reason for making a change.

     Representatives of Deloitte & Touche LLP will be available at the annual meeting of shareholders to respond to questions.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
                                               ---


                                  OTHER MATTERS


Matters raised at the Meeting not Included in this Statement

     We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.


Section 16(a) Beneficial Ownership Reporting Compliance

     Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.


Shareholder Proposals for the 2001 Annual Meeting

     If you want to submit proposals for possible inclusion in Mylan's 2001 Proxy Statement, you must do so on or before February 23, 2001.


Solicitation

     Mylan is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person.


Shareholder List

     A shareholder list will be available for your examination during normal business hours at Mylan's offices at 1030 Century Building, 130 Seventh Street, Pittsburgh, PA 15222, at least 10 days prior to the annual meeting.


Revocability of Proxy

     You may revoke the enclosed proxy by filing a written notice of revocation with Mylan or by providing a later executed proxy.


Copies of Report

     Upon written request to the undersigned Secretary (at the address specified under "Shareholder List," above) by any shareholder whose proxy is solicited hereby, Mylan will furnish a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 2000 as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.